EXHIBIT 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE, INC. ANNOUNCES RESULTS

OF THE EXCHANGE OFFER FOR ITS 8.25% SENIOR NOTES DUE 2019

LOUISVILLE, Ky. (November 14, 2011) – Kindred Healthcare, Inc. (the “Company” or “Kindred”) (NYSE: KND) today announced the final results of its registered exchange offer (the “Exchange Offer”) for all of its outstanding 8.25% Senior Notes due 2019 (the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of its 8.25% Senior Notes due 2019, which have been registered under the Act. The Exchange Offer commenced on October 13, 2011 and expired at 5:00 p.m. New York City time, on November 10, 2011.

Wells Fargo Bank, National Association, acting as exchange agent for the Exchange Offer, advised the Company that all of the $550,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Initial Notes. The Company accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offer was made only pursuant to the prospectus dated October 13, 2011 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,900 employees in 46 states. At September 30, 2011, Kindred through its subsidiaries provided healthcare services in over 2,250 locations, including 120 long-term acute care hospitals, five inpatient rehabilitation hospitals, 224 nursing and rehabilitation centers, 23 sub-acute units, 47 hospice and home care locations, 102 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served approximately 1,740 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for three years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

- END -